Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 73 to the Registration Statement on Form N-1A of Fidelity Newbury Street Trust: Fidelity Tax-Exempt Money Market Fund and Fidelity Treasury Money Market Fund of our report dated December 14, 2017 relating to the financial statements and financial highlights included in the October 31, 2017 Annual Report to Shareholders of the above referenced funds which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Boston, Massachusetts December 22, 2017